Exhibit 99.1

Form 3 Remarks

The Reporting Person and Issuer entered into the Agreement and Plan of Merger, dated as of May 8, 2017 (the “Merger Agreement”) pursuant to which Samson Merger Sub Inc., a wholly-owned subsidiary of the Reporting Person (“Merger Sub”), will be merged with and into Issuer (the “Merger”), with Issuer surviving the Merger as a wholly-owned subsidiary of the Reporting Person (the “Surviving Corporation”).

As a condition to the willingness of the Reporting Person to enter into the Merger Agreement, Oaktree Tribune, L.P., a Delaware limited partnership (“Oaktree Tribune”), and OCM FIE, LLC, a Delaware limited liability company (together with Oaktree Tribune, the “Oaktree Entities” and each an “Oaktree Entity”), entered into a voting and support agreement, dated as of May 8, 2017, with the Reporting Person (the “Oaktree Support Agreement”). Pursuant to the Oaktree Support Agreement, the Oaktree Entities have agreed, among other things, to vote 14,181,961 shares of Class A Common Stock, par value $0.001 per share, of Issuer held by them (together with any additional shares of capital stock of Issuer acquired by the Oaktree Entities after the date of the Oaktree Support Agreement) (the “Issuer Shares”) in favor of the adoption of the Merger Agreement and the transactions contemplated under the Merger Agreement, subject to the terms of the Oaktree Support Agreement.  The Reporting Person did not pay additional consideration to the Oaktree Entities in connection with the execution and delivery of the Oaktree Support Agreement.

Pursuant to the Oaktree Support Agreement, during the period from May 8, 2017 until the earlier to occur of (x) the time at which the approval of the Merger and the adoption of the Merger Agreement by the Company’s stockholders is obtained and (y) the termination of the Merger Agreement, each of the Oaktree Entities has agreed (i) to take all actions as may be required to cause all Issuer Shares owned by such Oaktree Entity as of the record date for the meeting of the stockholders (including at any adjournments or postponements thereof) held to vote on the Merger Agreement and the Merger to be voted at such meeting in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) to vote or execute consents, as applicable, with respect to Issuer Shares owned by such Oaktree Entity as of the applicable record date (or cause to be voted or a consent to be executed with respect to Issuer Shares beneficially owned by such Oaktree Entity as of the applicable record date) against (A) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of the covenants or agreements of Issuer contained in the Merger Agreement or of such Oaktree Entity contained in the Oaktree Support Agreement and (B) any alternative acquisition proposal made prior to the termination of the Merger Agreement.

In addition, as part of the Oaktree Support Agreement, and as security for and in furtherance of the agreements described in the preceding paragraph, in the event that any of the Oaktree Entities fail to take any of the actions required to be taken by such Oaktree Entity in the preceding paragraph, each Oaktree Entity irrevocably appointed the Reporting Person, and any of its designees, and each of them individually, as such Oaktree Entity’s proxy and attorney-in-fact, to vote or execute consents with respect to Issuer Shares owned by the Oaktree Entity as of the applicable record date, to the extent and in the manner specified in the preceding paragraph.

The Oaktree Support Agreement terminates upon the earliest of (i) the effective time of the Merger, (ii) a termination of the Merger Agreement in accordance with its terms, and (iii) the date that the Merger Agreement is amended or modified or a provision thereof is waived in a manner that alters or changes the amount or kind of consideration to be paid to Issuer’s stockholders in the Merger.

The Reporting Person may be deemed to have shared voting power of the Issuer Shares pursuant to the Oaktree Support Agreement. See the Schedule 13D filed by Reporting Person with the SEC on May 16, 2017. Reporting Person has no pecuniary interest in the Issuer Shares held by the Oaktree Entities. Neither the filing of this Form 3 nor any of its contents shall be deemed to constitute an admission that the Reporting Person is the beneficial owner of Issuer Shares for purposes of Sections 13 or 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose and any such beneficial ownership is expressly disclaimed.